               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                TRANSATLANTIC HOLDINGS, INC.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                          TRANSATLANTIC HOLDINGS, INC.
                    80 PINE STREET, NEW YORK, NEW YORK 10005
                              -------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 2001
                              -------------------

                                                                 April 10, 2001

To the Stockholders of
TRANSATLANTIC HOLDINGS, INC.:

    The Annual Meeting of stockholders of TRANSATLANTIC HOLDINGS, INC., a Delaware corporation ('TRH'), will be held at 72 Wall Street, Seventh Floor, New York, New York, on Thursday, May 17, 2001, at 11:00 o'clock A.M., for the following purposes:

        1. To elect 9 directors of TRH to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

        2. To act upon a proposal to select PricewaterhouseCoopers LLP as independent accountants for 2001; and

        3. To transact any other business that may properly come before the meeting.

    Stockholders of record at the close of business on March 23, 2001 will be entitled to vote at the meeting. During the ten days prior to the meeting, a list of such stockholders will be available for inspection at the offices of TRH at 80 Pine Street, New York, New York.

    Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed postage prepaid envelope.

                                           By Order of the Board of Directors

                                           ELIZABETH M. TUCK
                                           Secretary

                          TRANSATLANTIC HOLDINGS, INC.
                      80 PINE STREET, NEW YORK, N.Y. 10005
                              -------------------
                                PROXY STATEMENT
                              -------------------

                                                                 April 10, 2001

    The enclosed proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders of TRANSATLANTIC HOLDINGS, INC., a Delaware corporation ('TRH' or the 'Company'), to be held on May 17, 2001, and at any adjournment thereof. It may be revoked, by written notice or by furnishing a proxy subsequent in time, at any time prior to its use. All shares represented at the meeting by properly executed proxies will be voted as specified, and, unless otherwise specified, will be voted for the election of directors and for the selection of PricewaterhouseCoopers LLP as independent accountants for 2001.

    Only stockholders of record at the close of business on March 23, 2001 will be entitled to vote at the meeting. On that date 34,789,484 shares (exclusive of shares held by TRH) of common stock, par value $1.00 per share ('TRH Common Stock'), were outstanding, each such share of stock having one vote.

    This Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card are first being mailed to stockholders of TRH on or about April 10, 2001.

                              BENEFICIAL OWNERSHIP

    The following table lists the beneficial ownership of each person or group who, as of March 23, 2001, owned to TRH's knowledge, more than five percent of the outstanding TRH Common Stock.

                                                        AMOUNT
                                                      AND NATURE
                                                          OF
                  NAME AND ADDRESS                    BENEFICIAL    PERCENT OF
                OF BENEFICIAL OWNER                   OWNERSHIP    VOTING SHARES
                -------------------                   ---------    -------------
American International Group, Inc. ('AIG')(1) ......  20,849,420       59.93
70 Pine Street
New York, NY 10270

Davis Selected Advisers, LP(2) .....................   6,397,830       18.39
2949 East Elvira Road, Suite 101
Tucson, Arizona 85706

---------

(1) Includes 11,743,452 shares directly owned by American Home Assurance Company, a wholly-owned subsidiary of AIG, which shares with AIG voting and investment power over such shares. AIG has sole voting and investment power over the remaining shares.

(2) Davis Selected Advisers, L.P. filed a Schedule 13F, dated February 27, 2001, with respect to the shares of TRH Common Stock held by it, which stated that it is an institutional investment manager, and that it has sole investment discretion and sole voting authority with respect to 6,397,830 shares.

                            I. ELECTION OF DIRECTORS

    Nine directors are to be elected at the meeting to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified. If a quorum is present at the meeting, the affirmative vote of a plurality of the shares present in person or by proxy and entitled to vote thereon is required to elect the directors; abstentions and broker non-votes will have no effect on the outcome of the vote. It is the intention of the persons named in the accompanying proxy to vote for the election of the nominees listed below, all of whom are currently members of your Board of Directors. It is not expected that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as the persons named in the accompanying form of proxy may determine in their discretion. The nominees, and certain information supplied by them to TRH, are as follows:


[Photo]              JAMES BALOG                            RETIRED CHAIRMAN, 1838 INVESTMENT ADVISORS, LLC
                     Age 72                                 (investment management company)
                     Director since 1988. He has            Director, Galen Partners, L.P. (technical
                     also served as a director of           advisory board), Great-West Life and Annuity
                     Transatlantic Reinsurance              Insurance Company and Trustee, Phoenix
                     Company ('TRC'), a wholly-             Partners, Euclid Mutual Funds (Mutual Funds).
                     owned subsidiary of TRH,
                     since 1990 and of Putnam
                     Reinsurance Company
                     ('Putnam'), a wholly-owned
                     subsidiary of TRC, since 1988.

[Photo]              C. FRED BERGSTEN                       DIRECTOR, INSTITUTE FOR INTERNATIONAL
                     Age 59                                 ECONOMICS
                     Director since 1998. He has also       (nonprofit research institution)
                     served as a director of TRC and of
                     Putnam since 1998.

[Photo]              IKUO EGASHIRA                          CHAIRMAN OF THE BOARD OF DIRECTORS, THE
                     Age 70                                 NICHIDO FIRE & MARINE INSURANCE COMPANY,
                     Director since 1995. He has also       LIMITED, TOKYO, JAPAN
                     served as a director of TRC and of     (insurance)
                     Putnam since 1995.


[Photo]              MAURICE R. GREENBERG                   CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AIG
                     Age 75                                 (insurance and financial services holding
                     Chairman since 1986. He has also       company)
                     served as the Chairman of TRC since    Director, AIG, Director, President and Chief
                     1977 and of Putnam since 1986.         Executive Officer of C.V. Starr & Co., Inc.
                                                            ('Starr'), a director of Starr International
                                                            Company, Inc. ('SICO'), private holding
                                                            companies (see 'Ownership of Certain
                                                            Securities') and a director of International
                                                            Lease Finance Corporation ('ILFC') (a wholly
                                                            owned subsidiary of AIG).

[Photo]              JOHN J. MACKOWSKI                      RETIRED CHAIRMAN AND CHIEF EXECUTIVE
                     Age 75                                 OFFICER, THE ATLANTIC MUTUAL COMPANIES
                     Director since 1990. He has also       (insurance)
                     served as a director of TRC and of     Director, Northern Trust Company of
                     Putnam since 1990.                     Connecticut

[Photo]              EDWARD E. MATTHEWS                     VICE CHAIRMAN-INVESTMENTS AND FINANCIAL
                     Age 69                                 SERVICES, AIG
                     Director since 1986. He has also       Director, AIG, Starr, SICO and ILFC
                     served as a director of TRC since
                     1977 and of Putnam since 1986.

[Photo]              ROBERT F. ORLICH                       PRESIDENT AND CHIEF EXECUTIVE OFFICER, TRH,
                     Age 53                                 TRC AND PUTNAM
                     Director since 1994. He has also       Chairman, Trans Re Zurich; Director,
                     served as a director of TRC and of     Transatlantic Re Argentina S.A.
                     Putnam since 1992.

[Photo]              HOWARD I. SMITH                        EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL
                     Age 56                                 OFFICER, AIG
                     Director since 1994. He has also       Director, AIG, Starr, SICO, ILFC and 21st
                     served as a director of TRC and of     Century Insurance Group (a majority owned
                     Putnam since 1994.                     subsidiary of AIG) (insurance)



[Photo]              THOMAS R. TIZZIO                       SENIOR VICE CHAIRMAN-GENERAL INSURANCE, AIG
                     Age 63                                 Director, AIG, Starr and SICO
                     Director since 1990. He has also
                     served as a director of TRC since
                     1979 and of Putnam since 1990.

    The principal occupation or affiliation of each of the nominees is shown in bold face type. Except as noted, each director has occupied an executive position with his company or an affiliate thereof for at least the past five years.

    There were four regularly scheduled meetings of the Board of Directors during 2000. All current directors attended at least 75% of the aggregate of all meetings of the Board of Directors and of the committees of the Board of Directors held during the period in which they were eligible to serve, except Mr. Bergsten, who attended 67% and Mr. Egashira, who attended 22% of the meetings they were each eligible to attend. There are four regular meetings of the Board of Directors scheduled to be held during 2001.

    Messrs. Balog, Bergsten and Mackowski are the current members of the Audit Committee, which held three meetings during 2000. There are three Audit Committee meetings scheduled to be held during 2001. The Audit Committee assists the Board of Directors' oversight of TRH's financial reporting process. As part of its oversight role, the Audit Committee recommends to the Board of Directors a firm of independent accountants to serve as auditors during the ensuing fiscal year.

    The Stock Option and Purchase Plan Committee administers the TRH employee benefit plans. The current members of the Stock Option and Purchase Plan Committee are Messrs. Balog and Mackowski. There was one Stock Option and Purchase Plan Committee meeting during 2000. One Stock Option and Purchase Plan Committee meeting is scheduled for 2001.

    The Compensation Committee determines the cash compensation for senior management. The current members of the Compensation Committee are Messrs. Balog, Greenberg, Mackowski and Tizzio. There was one Compensation Committee meeting during 2000, and one Compensation Committee meeting is scheduled for 2001.

    The Board does not have a nominating committee. The full Board would normally address matters relating to the nomination of directors, but the Executive Committee of the Board of Directors is also empowered to address such matters. The Executive Committee has and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of TRH except those powers specifically reserved to the whole Board. Messrs. Greenberg, Matthews and Orlich are the current members of the Executive Committee. There were two Executive Committee actions in 2000.

OWNERSHIP OF CERTAIN SECURITIES

    The following table summarizes the ownership of equity securities of TRH, AIG, Starr and SICO, by each of the directors, each executive officer named in the Summary Compensation Table, and by the directors and current executive officers as a group.

                                                        EQUITY SECURITIES OWNED BENEFICIALLY
                                                             AS OF JANUARY 31, 2001(1)
                         --------------------------------------------------------------------------------------------------
                                  TRH                        AIG                      STARR                    SICO
                              COMMON STOCK              COMMON STOCK               COMMON STOCK            VOTING STOCK
                         ----------------------   -------------------------   ----------------------   --------------------
                          AMOUNT AND                AMOUNT AND                 AMOUNT AND              AMOUNT AND
                          NATURE OF     PERCENT      NATURE OF      PERCENT    NATURE OF     PERCENT   NATURE OF    PERCENT
                          BENEFICIAL      OF        BENEFICIAL        OF       BENEFICIAL      OF      BENEFICIAL     OF
NAME                     OWNERSHIP(2)    CLASS    OWNERSHIP(3)(4)    CLASS    OWNERSHIP(5)    CLASS    OWNERSHIP     CLASS
-----------------------  ------------    -----    ---------------    -----    ------------    -----    ---------     -----
James Balog............     11,525        .03          --            --          --            --        --           --
C. Fred Bergsten.......        625           (6)       --            --          --            --        --           --
Paul A. Bonny..........     54,110        .16           12,594         (6)       --            --        --           --
Ikuo Egashira..........     --           --            --            --          --            --        --           --
M.R. Greenberg.........     72,500        .21       48,232,189       2.07         5,000       21.86         10        8.33
John J. Mackowski......      6,875        .02          --            --          --            --        --           --
Edward E. Matthews.....     36,250        .10        1,658,954        .07         2,250        9.84         10        8.33
Robert V. Mucci........     67,361        .19           19,700         (6)       --            --        --           --
Robert F. Orlich.......    168,486        .48           14,709         (6)          250        1.09      --           --
Steven S. Skalicky.....     27,029        .08           38,577         (6)       --            --        --           --
Howard I. Smith........      5,500        .02          376,135        .02         1,750        7.65         10        8.33
Thomas R. Tizzio.......     36,250        .10        1,078,734        .05         1,750        7.65         10        8.33
Javier E. Vijil........     42,360        .12              165         (6)       --            --        --           --
All Directors and
  Executive Officers of
  TRH as a Group (14
  individuals).........    531,440       1.53       51,432,139       2.20        11,000       48.09         40       33.32

---------

(1) Unless otherwise indicated, the beneficial owners listed have sole voting and investment power over the shares listed.

(2) Amounts of equity securities shown include shares of TRH Common Stock subject to options which may be exercised within 60 days as follows:
    Balog -- 6,125 shares, Bergsten -- 625 shares, Bonny -- 51,750 shares, Greenberg -- 72,500 shares, Mackowski -- 6,125 shares, Matthews -- 36,250 shares, Mucci -- 47,824 shares, Orlich -- 151,250 shares, Skalicky -- 25,625 shares, Smith -- 5,500 shares, Tizzio -- 36,250 shares, Vijil -- 41,557 shares, all directors and executive officers of TRH as a group -- 483,906 shares.

    Amounts of equity securities shown include shares as to which the individual shares voting and investment power as follows: Orlich -- 17,155 shares with his wife, Skalicky -- 837 shares with his wife, all directors and executive officers of TRH as a group -- 17,992 shares.

    Amounts of equity securities also excludes the following securities owned by members of the named individual's immediate family as to which securities such individual has disclaimed beneficial ownership: Orlich -- 566 shares, all directors and executive officers as a group -- 566 shares.

(3) Amounts of equity securities shown include shares of AIG Common Stock subject to options which may be exercised within 60 days as follows:
    Greenberg -- 1,473,631 shares, Matthews -- 531,441 shares,
    Skalicky -- 11,074 shares, Smith -- 224,354 shares, Tizzio -- 524,300 shares, all directors and executive officers of TRH as a group -- 2,764,800 shares.
                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    Amounts of equity securities shown include shares as to which the individual shares voting and investment power as follows: Greenberg -- 43,668,265 shares with his wife and 119,857 shares with co-trustees, Orlich -- 14,709 shares with his wife, Skalicky -- 3,802 shares with his wife, Tizzio -- 499,818 shares with his wife, all executive officers and directors of TRH as a group -- 44,306,451 shares.

    Amounts of equity securities also excludes the following securities owned by members of the named individual's immediate family as to which securities such individual has disclaimed beneficial ownership: Matthews -- 22,100 shares, Skalicky -- 500 shares, all directors and executive officers as a group -- 22,600 shares.

    Amount of shares shown for each of Mr. Greenberg, Mr. Matthews and Mr. Smith does not include 19,237,208 shares held as trustee for the Starr Trust, as to which each of them disclaims beneficial ownership. Inclusion of these shares would increase the total ownership shown for each of them by .82 percent. Amount of shares shown for Mr. Greenberg also excludes 6,146,915 shares owned directly by Starr (representing 21.8579 percent of the shares owned directly by Starr) as to which Mr. Greenberg disclaims beneficial ownership.

(4) Reflects stock splits effected as a 25 percent stock dividend on the AIG Common Stock, paid July 30, 1999 and a 50 percent stock dividend on the AIG Common Stock paid July 28, 2000.

(5) As of January 31, 2001, Starr also had outstanding 5,625 shares of Common Stock Class B, a non-voting stock and 3,838 shares of Preferred Stock Series X-1. None of the nominees hold such shares. Shares of Starr's Series A through Series T Preferred Stock, and its 5% Subordinated Preferred Stock were held by the nominees as follows on January 31, 2001: Preferred Stock, Series A -- Greenberg (5,000), Matthews (1,500); Preferred Stock, Series
    B -- Greenberg (5,000), Matthews (1,750); Preferred Stock, Series
    C -- Greenberg (5,000), Matthews (1,750), Tizzio (125); Preferred Stock, Series D -- Greenberg (5,000), Matthews (1,750), Tizzio (375); Preferred Stock, Series E -- Greenberg (5,000), Matthews (2,000), Smith (125), Tizzio
    (625); Preferred Stock, Series F -- Greenberg (5,000), Matthews (2,000), Smith (250), Tizzio (1,000); Preferred Stock, Series G -- Greenberg (5,000), Matthews (2,250), Smith (375), Tizzio (1,000); Preferred Stock, Series H -- Greenberg (5,000), Matthews (2,250), Smith (500), Tizzio (1,000); Preferred Stock, Series I -- Greenberg (5,000), Matthews (2,250), Smith (500), Tizzio (1,000); Preferred Stock, Series J -- Greenberg (5,000), Matthews (2,250), Smith (625), Tizzio (1,000); Preferred Stock, Series K -- Greenberg (5,000), Matthews (2,250), Smith (625), Tizzio (1,250); Preferred Stock, Series L -- Greenberg (5,000), Matthews (2,250), Smith (625), Tizzio (1,250); Preferred Stock, Series M -- Greenberg (5,000), Matthews (2,250), Smith (750), Tizzio (1,500); Preferred Stock, Series N -- Greenberg (5,000), Matthews (2,250), Smith (1,000), Tizzio (1,500); Preferred Stock, Series O -- Greenberg (5,000), Matthews (2,250), Smith (1,000), Tizzio (1,500); Preferred Stock Series P -- Greenberg (5,000), Matthews (2,250), Orlich (125), Smith (1,000), Tizzio (1,500); Preferred Stock, Series Q -- Greenberg (5,000), Matthews (2,250), Orlich (250), Smith (1,250), Tizzio (1,750), Preferred Stock Series R -- Greenberg (5,000), Matthews (2,250), Orlich (250), Smith (1,375), Tizzio (1,750); Preferred Stock, Series S -- Greenberg (5,000), Matthews (2,250), Orlich (250), Smith (1,500), Tizzio (1,750); Preferred Stock, Series T -- Greenberg (5,000), Matthews (2,250), Orlich (250), Smith (1,500), Tizzio (1,750) and 5% Subordinated Preferred Stock -- Greenberg
    (100). The total outstanding shares were: Preferred Stock, Series A (8,490), Preferred Stock, Series B (8,305), Preferred Stock, Series C (7,750), Preferred Stock, Series D (8,500), Preferred Stock, Series E (9,750), Preferred Stock, Series F (11,125), Preferred Stock, Series G (11,875), Preferred Stock, Series H (12,375), Preferred Stock, Series I (12,750), Preferred Stock, Series J (13,625), Preferred Stock, Series K (14,250), Preferred Stock, Series L (14,250), Preferred Stock, Series M (15,625), Preferred Stock, Series N (16,875), Preferred Stock, Series O (16,875), Preferred Stock, Series P (17,375), Preferred Stock, Series Q (20,625), Preferred Stock, Series R (21,750), Preferred Stock, Series S (22,750), Preferred Stock, Series T (27,000) and 5% Subordinated Preferred Stock
    (100).

(6) Less than .01%.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities and Exchange Act of 1934 (the 'Exchange Act') requires TRH's directors, officers and persons who own more than ten percent of a registered class of TRH's equity securities, to file with the Securities and Exchange Commission ('SEC') and the New York Stock Exchange initial reports of ownership and reports of changes in beneficial ownership of TRH Common Stock. Directors, officers and greater than ten percent stockholders are required by SEC regulation to furnish TRH with copies of all Section 16(a) forms they file. To TRH's knowledge, all Section 16(a) filing requirements applicable to its directors, officers and ten percent stockholders have been complied with. In making these statements, TRH has relied on written representations of its directors, officers and ten percent stockholders, and copies of reports that they have filed with the SEC.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

    All directors, except those who are TRH employees, receive an annual retainer of $17,500 and a fee of $700 for each meeting of the Board or any committee of TRH or its subsidiaries attended, except for the Chairman, who receives an annual retainer of $75,000. In addition, certain directors may be granted stock options in recognition of extraordinary service to the Company. On November 30, 2000 the Stock Option and Purchase Plan Committee granted a total of 26,000 options to purchase TRH Common Stock to Messrs. Bergsten (3,000 options), Greenberg (10,000 options), Matthews (5,000 options), Smith (3,000 options) and Tizzio (5,000 options). Additionally, on November 30, 2000, the full Board of Directors granted options to purchase 3,000 shares of TRH Common Stock to each of Messrs. Balog and Mackowski. These options were granted pursuant to the TRH 2000 Stock Option Plan. The options were granted at fair market value on the date of grant ($95.25 per share) and first become exercisable at a rate of 25% per year commencing in November, 2001.

    The following table sets forth the compensation, for services in all capacities to TRH and its subsidiaries during 2000, of each of the President and Chief Executive Officer and the four most highly compensated executive officers of TRH.

                           SUMMARY COMPENSATION TABLE

                                                             LONG TERM
                                                            COMPENSATION
                                                               AWARDS                               SICO
                                        ANNUAL          --------------------                        LTIP
                                    COMPENSATION(1)     SECURITIES                               PAYOUTS NOT
                                  -------------------   UNDERLYING    LTIP        ALL OTHER        PAID BY
          NAME             YEAR    SALARY     BONUS      OPTIONS     PAYOUTS   COMPENSATION(2)     TRH(3)
          ----             ----    ------     -----      -------     -------   ---------------     ------
Robert F. Orlich ........  2000   $626,538   $244,000       30,000    --           $10,500       $3,123,000
President and CEO          1999    576,923    304,000       30,000    --            10,000          241,861
                           1998    502,885    320,000       25,000    --            10,000        1,705,701

Steven S. Skalicky ......  2000   $400,963   $ 70,000       10,000    --           $10,500       $  726,804
Exec. V.P. and CFO         1999    354,231    100,000       10,000    --            10,000          115,172
                           1998    290,000     88,000       10,000    --            10,000          420,918

Paul A. Bonny ...........  2000   $362,756   $ 70,000       10,000    --           $42,464       $  707,457
Exec. Vice President       1999    348,373     90,000       10,000    --            38,200           98,719
                           1998    317,092    112,000       10,000    --            41,222          406,334

Javier E. Vijil .........  2000   $361,154   $ 64,000       10,000    --           $ 6,999       $  532,238
Exec. Vice President       1999    326,346     81,000       10,000    --             6,666           --
                           1998    281,731     89,000       10,000    --             4,153          231,900

Robert V. Mucci .........  2000   $335,963   $ 64,000        8,500    --           $10,500       $  687,013
Sr. Vice President         1999    306,154     81,000        8,000    --            10,000          131,625
and Actuary                1998    271,347     72,000        7,500    --            10,000          432,951

                                                        (Footnotes on next page)

(Footnotes from previous page)

(1) With respect to each executive officer named in the table, the aggregate amount of perquisites and other personal benefits, securities or property was less than either $50,000 or 10% of the total annual salary and bonuses reported for such executive officer.

(2) Amounts shown for Messrs. Orlich, Skalicky, Vijil and Mucci represent matching contributions under TRH's 401(k) Plan. Amounts shown for Mr. Bonny reflect contributions by TRH to The AIG Retirement Savings Plan (United Kingdom.)

(3) The LTIP payouts will be made by SICO pursuant to its Deferred Compensation Profit Participation Plan (the 'SICO Plan') and will not be paid by or charged to TRH. Amounts shown represent the value of shares of AIG Common Stock allocated and/or paid out under the SICO Plan. The SICO Plan came into being in 1975 when the voting shareholders and Board of Directors of SICO, a private holding company whose principal asset consists of AIG Common Stock, decided that a portion of the capital value of SICO should be used to provide an incentive plan for the current and succeeding managements of all American International companies, including TRH. Participation in the SICO Plan by any person, and the amount of such participation, is at the sole discretion of SICO's Board of Directors, and none of the costs of the various benefits provided under such plan is charged to or absorbed by TRH. The SICO Plan provides that shares may be set aside by SICO for the benefit of the participant and distributed upon retirement. The SICO Board of Directors may permit an early pay-out of units under certain circumstances, and certain of the individuals named in the Summary Compensation Table are eligible for such early pay-out with respect to units awarded to them for the periods shown. In September, 1998 Messrs. Orlich, Skalicky, Bonny and Mucci received a partial payout relating to the 1991-1992 and 1993-1994 SICO Plans, in May, 1999 they received a partial payout relating to the 1995-1996 SICO Plan and in May, 2000 they received a partial payout relating to the 1995-1996 SICO Plan. The amounts distributed by SICO to the participants in 1998, and included in the value shown in the table, represented the market value of shares of AIG Common Stock at September 15, 1998, as follows:
    Orlich -- $159,701; Skalicky -- $150,368; Bonny -- $97,134;
    Mucci -- $123,751. The amounts distributed by SICO to the participants in 1999, and included in the value shown in the table, represented the market value of shares of AIG Common Stock at May 1, 1999, as follows:
    Orlich -- $241,861; Skalicky -- $115,172; Bonny -- $98,719;
    Mucci -- $131,625. The amounts distributed by SICO to the participants in 2000, and included in the value shown in the table, represented the market value of shares of AIG Common Stock at May 1, 2000, as follows:
    Orlich -- $284,400; Skalicky -- $135,429; Bonny -- $116,082;
    Mucci -- $154,775. Prior to pay-out, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with TRH or AIG prior to normal retirement age. In addition, SICO's Board of Directors may elect to pay a participant cash in lieu of shares of AIG Common Stock. In March, 1999, a determination was made as to the number of AIG shares allocable to the accounts of the participants in the SICO Plan with respect to units awarded in December, 1996 with respect to the January 1, 1997 to December 31, 1998 period. The values shown for the year 1998 also include an amount representing the number of AIG shares, based on the closing sale price of AIG Common Stock on December 31, 1998 of $51.53, allocated as follows: Orlich -- 30,000 shares; Skalicky -- 5,250 shares; Bonny -- 6,000 shares; Vijil -- 4,500 shares; Mucci -- 6,000 shares. In March, 2001, a determination was made as to the number of AIG shares allocable to the accounts of the participants in the SICO Plan with respect to units awarded in December 1998 with respect to the January 1, 1999 to December 31, 2000 period. The values shown for the year 2000 also include an amount representing the number of AIG shares, based on the closing sale price of AIG Common Stock on December 31, 2000 of $98.5625, allocated as follows:
    Orlich -- 28,800 shares; Skalicky -- 6,000 shares; Bonny -- 6,000 shares; Vijil -- 5,400 shares; Mucci -- 5,400 shares. The 1998 share amounts and sales prices are adjusted to reflect the stock split effected as a 25 percent stock dividend on the AIG Common Stock in July, 1999 and for the 50 percent stock dividend on the AIG Common Stock in July, 2000.

    The following tables set forth information for each of the five individuals named in the Summary Compensation Table as to (i) grants of options to purchase TRH Common Stock under the TRH 2000 Stock Option Plan during 2000, and
(ii) option exercises during 2000, and option values as of December 31, 2000, with respect to options to purchase TRH Common Stock granted under the TRH 2000 Stock Option Plan, TRH 1995 Stock Option Plan and the TRH 1990 Stock Option Plan.

                    OPTION GRANTS IN THE LAST FISCAL YEAR(1)

                                           INDIVIDUAL GRANTS
                         ------------------------------------------------------
                                         % OF                                      POTENTIAL REALIZABLE
                         NUMBER OF      TOTAL                                       VALUE(4) AT ASSUMED
                         SECURITIES    OPTIONS                                     ANNUAL RATES OF STOCK
                         UNDERLYING   GRANTED TO                                   PRICE FOR OPTION TERM
                          OPTIONS     EMPLOYEES    EXERCISE                       -----------------------
         NAME             GRANTED      IN 2000      PRICE      EXPIRATION DATE      5%(2)        10%(3)
         ----             -------      -------      -----      ---------------      -----        ------
Orlich................     30,000       20.33       $95.25    November 30, 2010   $1,800,300   $4,543,500
Skalicky..............     10,000        6.78       $95.25    November 30, 2010      600,100    1,514,500
Bonny.................     10,000        6.78       $95.25    November 30, 2010      600,100    1,514,500
Vijil.................     10,000        6.78       $95.25    November 30, 2010      600,100    1,514,500
Mucci.................      8,500        5.76       $95.25    November 30, 2010      510,085    1,287,325

---------

(1) The options reflected in the table were granted in November 2000 and will become exercisable at a rate of 25% per year, commencing in November 2001.

(2) The appreciated price would be $155.26 per share.

(3) The appreciated price would be $246.70 per share.

(4) The assumed 5% and 10% annual rates of stock price appreciation used in the table are prescribed by the proxy rules and are not intended to forecast possible future appreciation in the price of TRH Common Stock. Options would have no realized value if there were no appreciation or if there were depreciation from the price at which the options were granted.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                                                                  TOTAL NUMBER OF         TOTAL VALUE OF UNEXERCISED,
                                                             UNEXERCISED OPTIONS HELD      IN-THE-MONEY OPTIONS HELD
                            NUMBER OF                           AT FISCAL YEAR END           AT FISCAL YEAR END(2)
                         SHARES ACQUIRED         VALUE      ---------------------------   ---------------------------
        NAME               ON EXERCISE        REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----               -----------        -----------   -----------   -------------   -----------   -------------
Orlich...............              0           $      0       151,250        71,250       $8,444,223     $1,572,650
Skalicky(3)..........          1,375             71,500        25,625        24,000        1,154,422        529,748
Bonny................          1,875            139,609        51,750        25,000        2,854,283        563,748
Vijil................          3,443            174,020        41,557        25,000        2,132,970        563,748
Mucci................              0                  0        47,824        19,750        2,687,920        431,701

---------

(1) Aggregate market value on date of exercise less aggregate option price.

(2) Total value of vested and unvested options based on a fair market value of TRH Common Stock of $105.875 per share, as of December 29, 2000.

(3) In addition to the options disclosed in the table, exercisable options for Mr. Skalicky includes 11,074 AIG options. The in-the-money value of these options is $939,047 based on a fair market value of AIG Common Stock of $98.5625 per share, as of December 29, 2000. These options reflect the AIG Common Stock split effected as a 50 percent stock dividend in July 2000.

    Messrs. Greenberg, Matthews, Orlich, Smith and Tizzio or certain of them, are directors, officers or employees of SICO, directors and members of the Starr Foundation and directors, officers or employees of Starr. These individuals also receive compensation as officers or employees of Starr for services rendered to Starr as well as compensation from SICO for services rendered to SICO. These services are not considered to detract materially from the business time of these individuals available for TRH matters and such compensation is not included in the compensation for services to TRH shown in the Summary Compensation Table.

    TRH maintains policies of directors and officers liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. In 2000, the premiums for this coverage approximated $111,000. In August, 1998, with the increased ownership of TRH by AIG, TRH, as a subsidiary of AIG, became covered under AIG's D&O policy. Included in the amount above are premiums paid to an AIG subsidiary, National Union Insurance Company of Pittsburgh, Pa., which approximated $52,000.

    The following table summarizes certain information with respect to benefits that the proxy rules classify as granted under Long-Term Incentive Plans which were granted during 2000 (with respect to the 2001-2002 period) to the five individuals named in the Summary Compensation Table.

              SICO LONG-TERM INCENTIVE PLANS -- AWARDS IN 2000(1)

                                             NUMBER OF
NAME                                           UNITS     PERFORMANCE PERIOD  ESTIMATED FUTURE PAYOUTS
----                                           -----     ------------------  ------------------------
Orlich.....................................    1,400         Two years            28,000 shares
Skalicky...................................      600         Two years             9,000 shares
Bonny......................................      550         Two years             5,500 shares
Vijil......................................      500         Two years             5,000 shares
Mucci......................................      450         Two years             4,500 shares

---------

(1) Awards represent grants of units under the SICO Plan described in Note 3 to the Summary Compensation Table with respect to the two-year period from January 1, 2001 through December 31, 2002. The SICO Plan contains neither threshold amounts nor maximum payout limitations. The number of shares of AIG Common Stock allocated to a unit upon payout is based on a percentage selected by SICO's Board of Directors of between 20 percent and 100 percent of the increase of SICO's retained earnings attributable to the AIG Common Stock held by SICO over the two-year period. As a result, the number of shares to be allocated with respect to units held for the 2001-2002 period and the value of such shares cannot be determined at this time. The number of shares shown under 'Estimated Future Payouts' represent the number of shares allocable to the named individuals based upon the units awarded to them for the 2001-2002 period, assuming the percentage selected by the SICO Board of Directors and the increase in SICO's retained earnings for the 2001-2002 period were an average of those used to allocate the shares of AIG Common Stock for the prior two plan periods. As noted in the description of the SICO Plan in Note 3 to the Summary Compensation Table, prior to pay-out, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and the shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with TRH or AIG prior to normal retirement age.

PENSION BENEFITS

    TRH employees are eligible to participate in or have participated in various AIG benefit plans.

    Through March 31, 1985, when such plan was terminated, employees of AIG and its subsidiaries, including TRH and its subsidiaries, who are citizens of the United States or non-citizens working in the United States were covered under the American International Group, Inc. Pension Plan, a contributory, qualified, defined benefit plan ('Original Pension Plan'). The annual pension for a participant was equal to 1.75% of Average Final Compensation multiplied by years of credited service as a participant (up to 40 years) less 1.4286% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). Average Final Compensation was defined as the average annual compensation of a participant during the 3 consecutive years in the last 10 years of his credited service affording the highest such average, or during all of the years of his credited service if less than 3 years. Benefits were paid monthly during the life of the participant, or, if applicable, during the joint lives of the participant and his contingent annuitant. The annual retirement allowance for participants with at least 10 years of credited service was not less than 50% of 1.75% of Average Final Compensation, multiplied by years of credited service, or $1,200, whichever was greater. On April 1, 1985, a new non-contributory, qualified, defined benefit plan ('Current Retirement Plan') was established, with provisions substantially the same as the Original Pension Plan, except for the non contributory feature and except that in the annual pension formula described above, 1.25% of Average Final Compensation is multiplied by years of credited service as a participant (up to 44 years) less 1.25% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). The 1.25% of Average Final Compensation is also used in the determination of the minimum retirement allowance. Effective January 1, 1989, the Current Retirement Plan formula changed in accordance with government mandated regulations from a Social Security offset to a Social Security integration method of computation where the offset is the average of the final three years' compensation but no greater than 150% of the employee's 'covered compensation' (the average of the Social Security Wage bases during the 35 years preceding the Social Security retirement age) times credited service up to 35 years, multiplied by an applicable Social Security retirement age factor. For employees terminating from active service after January 1, 1993, the benefit formula for credited service on and after April 1, 1985 changed from 1.25% to 1.35% of Average Final Compensation. Effective January 1, 1996, the Current Retirement Plan formula now equals 1.25% times Average Final Compensation up to 150% of the employee's 'covered compensation' plus 1.75% times Average Final Compensation in excess of 150% of 'covered compensation' times years of credited service prior to April 1, 1985 (up to 35 years) plus 1.75% times Average Final Compensation times years of credited service in excess of 35 years but limited to 40 years; plus .925% times Average Final Compensation up to 150% of the employee's 'covered compensation' plus 1.425% times Average Final Compensation in excess of 150% of 'covered compensation' times years of credited service after April 1, 1985 (up to 35 years) plus 1.425% times Average Final Compensation times years of credited service in excess of 35 years but limited to 44 years.

    As a result of the termination of the Original Pension Plan, all benefits accruing to the termination date became vested regardless of an employee's years of service and annuities were purchased for benefits payable under that plan. AIG was entitled to receive the surplus remaining in the Original Pension Plan, other than the portion of the surplus attributable to employee contributions.

    The AIG savings plan ('401(k) Plan') for employees, including employees of TRH and its subsidiaries, provides for salary reduction contributions by employees and matching contributions by TRH. The retirement benefits for most employees who participate in both the Current Retirement Plan and the 401(k) Plan will be substantially greater than the benefits which would have been received under the Original Pension Plan.

    Annual amounts of normal retirement pension commencing at normal retirement age of 65 based upon Average Final Compensation and credited service under the Current Retirement Plan and a supplemental plan ('the Supplemental Plan') are illustrated in the following table:

                       ESTIMATED ANNUAL PENSION AT AGE 65

           3 YEAR                       TOTAL YEARS OF CREDITED SERVICE AS A PLAN PARTICIPANT
       AVERAGE FINAL          --------------------------------------------------------------------------
        COMPENSATION          10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS   40 YEARS
        ------------          --------   --------   --------   --------   --------   --------   --------
$125,000....................  $ 15,022   $ 22,532   $ 30,043   $ 37,554   $ 45,065   $ 52,576   $ 60,086
 150,000....................    18,584     27,876     37,168     46,460     55,752     65,044     74,336
 175,000....................    22,147     33,220     44,293     55,367     66,440     77,513     88,586
 200,000....................    25,709     38,564     51,418     64,273     77,127     89,982    102,836
 225,000....................    29,272     43,907     58,543     73,179     87,815    102,451    117,086
 250,000....................    32,834     49,251     65,668     82,085     98,502    114,919    131,336
 300,000....................    39,959     59,939     79,918     99,898    119,877    139,857    159,836
 375,000....................    50,647     75,970    101,293    126,617    151,940    177,263    202,586
 400,000....................    54,209     81,314    108,418    135,523    162,627    189,732    216,836
 500,000....................    68,459    102,689    136,918    171,148    205,377    239,607    273,836
 600,000....................    82,709    124,064    165,418    206,773    248,127    289,482    330,836
 750,000....................   104,084    156,126    208,168    260,210    312,252    364,294    416,336

    With respect to the individuals named in the Summary Compensation Table on page 7, other than Mr. Bonny, their respective years of credited service (under both plans) through December 31, 2000 are as follows: Orlich 14.17 years, Skalicky 14.42 years, Vijil 6.92 years, Mucci 17.67 years. Pensionable salary includes only the regular salary paid by TRH and its subsidiaries and does not include amounts attributable to bonuses or overtime pay. For such named individuals, pensionable salary during 2000 was as follows: Orlich -- $626,538; Skalicky -- $400,963; Vijil -- $361,154; Mucci -- $335,963.

    Effective January 1, 1991 a Supplemental Plan was provided to pay a benefit to Current Retirement Plan participants in an amount equal to the reduction in the benefit payable as a result of the Federal limitation. Messrs. Orlich, Skalicky, Vijil and Mucci were participants in the Supplemental Plan at December 31, 2000.

    During 1993, 1994 and up to June 1, 1995, Mr. Bonny participated in The AIG Pension Plan (United Kingdom), a defined benefit plan, in which the TRH contributions were calculated by the actuaries for that plan. Mr. Bonny currently participates in The AIG Retirement Savings Plan (United Kingdom), a defined contribution plan, to which he contributed approximately 13 percent of his pensionable salary in 2000. Contributions to this plan by TRH vary based on employee age, pensionable service and the employee's voluntary contributions. During 2000, TRH contributed approximately 12 percent of Mr. Bonny's pensionable salary of $362,756 to the plan based on his age, voluntary contribution and his
18.9 years of pensionable service.

PERFORMANCE GRAPH

    The following Performance Graph compares the cumulative total stockholder return on TRH Common Stock (assuming reinvestment of dividends) from December 31, 1995 through December 31, 2000, with the cumulative total return of the Standard & Poor's Midcap 400 Index and the cumulative total return of the Insurance (PPTY-CAS)-500 Index which was formerly called Standard & Poor's Property-Casualty Insurance Index.

                    CUMULATIVE TOTAL RETURN TO STOCKHOLDERS
                    VALUE OF $100 INVESTED IN DECEMBER, 1995


                              [PERFORMANCE GRAPH]

                                     Dec. 95      Dec. 96       Dec. 97      Dec. 98      Dec. 99      Dec. 00

Transatlantic Holdings, Inc. .....     $100       $110.45       $148.00      $157.26      $163.49      $223.02
Insurance (PPTY-CAS)-500..........      100        121.51        176.76       164.47       122.60       190.95
S&P Midcap 400 Index..............      100        119.20        157.65       187.77       215.41       253.12

RELATIONSHIP WITH AIG

    AIG is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance related activities and financial services activities in the United States and abroad. AIG's primary activities include both general and life insurance operations. U.S.-based property and casualty insurance subsidiaries of AIG currently have a group rating of 'A++ (Superior)', the highest rating classification, by A.M. Best Company. The AIG Group (AIG, together with its subsidiaries, is referred to herein as the 'AIG Group') is one of the largest purchasers of reinsurance in the insurance industry based on premiums ceded.

    AIG owns 59.93% of the outstanding TRH Common Stock. Four of TRH's 9 current directors, including the Chairman, are executive officers of AIG and hold the following positions with AIG: Mr. Greenberg is a Director and Chairman and Chief Executive Officer; Mr. Matthews is a Director and Vice Chairman -- Investments and Financial Services; Mr. Smith is a Director, Executive Vice President and Chief Financial Officer and Mr. Tizzio is a Director and Senior Vice
Chairman -- General Insurance.

AIG GROUP REINSURANCE

    TRH, through its wholly-owned subsidiaries TRC, Putnam and Trans Re Zurich either accepts or rejects the AIG Group reinsurance offered based upon TRH's assessment of risk selection, pricing, terms and conditions. Historically, and with few exceptions, TRH has generally not set terms and conditions as lead underwriter with respect to the AIG Group treaty reinsurance; however, TRH may in the future set terms and conditions with respect to such business as a lead underwriter and intends that the terms and conditions of any such reinsurance will be negotiated on an arms' length basis. The Underwriting Committee of the Board of Directors of TRH, which includes at least one director of TRH who is not an employee of the AIG Group, monitors TRH's underwriting policies. (See 'Compensation Committee Interlocks and Insider Participation').

    Approximately $209 million (11%), $184 million (11%) and $167 million (11%) of gross premiums written by TRH in the years 2000, 1999 and 1998, respectively, were attributable to reinsurance purchased by the AIG Group, for the production of which TRH paid ceding commissions to the AIG Group of approximately $38 million, $34 million and $31 million, respectively, in such years. TRH has no goal with respect to the portion of AIG Group versus non-AIG Group business it accepts. TRH's objective in determining its business mix is to evaluate each underwriting opportunity individually with a view to maximizing overall underwriting results.

    TRH retroceded approximately $95.1 million of gross premiums written to the AIG Group in 2000 and received ceding commissions of approximately $11.2 million for the production of such business.

CERTAIN TRANSACTIONS WITH THE AIG GROUP

    Pursuant to service and expense agreements, the AIG Group furnishes to TRH certain office space, data processing, human resource related activities and certain other administrative services. TRH may terminate the agreements by giving six months' written notice to AIG. TRH paid approximately $3.8 million to the AIG Group for these services in 2000. (See 'Compensation Committee Interlocks and Insider Participation').

    Pursuant to an investment management contract, AIG Global Investment Corp., an AIG subsidiary, acts as investment manager for TRH. Under the terms of this agreement, AIG Global Investment Corp. has discretion to manage all the investment activities of TRH, except with respect to its cash equivalents, subject to the directions of TRH's Board of Directors and within the limits imposed by the New York Insurance Law. The agreement may be terminated by either party at any time. AIG Global Investment Corp. also provides investment management services for other clients. In addition, during 2000, AIG Capital Management Corp., an AIG subsidiary, provided investment advisory and management services for substantially all TRH's cash equivalents. TRH paid an aggregate of approximately $3.9 million to AIG Global Investment Corp. and AIG Capital Management Corp. for such investment management services in 2000.

    TRH's employees participate in benefit plans administered by AIG including a noncontributory defined benefit pension plan, an employee stock purchase plan and a voluntary savings plan (a 401(k) plan) which provides for certain matching contributions.

    TRH maintains policies of directors and officers liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. In 2000, the premiums for this coverage approximated $111,000. In August, 1998, with the increased ownership of TRH by AIG, TRH, as a subsidiary of AIG, became covered under AIG's D&O policy. Included in the amount above are premiums paid to an AIG subsidiary, National Union Insurance Company of Pittsburgh, Pa., which approximated $52,000.

    These services have been obtained at a cost which, in the opinion of TRH, has not exceeded the cost of obtaining such services from unaffiliated sources. The cost of certain of these services may increase or decrease in the future, subject to negotiation, but in any event are expected not to exceed the cost of obtaining such services from unaffiliated sources.

RELATIONSHIP WITH SICO AND STARR

    SICO and Starr owned 13.62% and 2.03%, respectively of AIG's outstanding common stock at January 31, 2001. Messrs. Greenberg, Matthews, Orlich, Smith and Tizzio, directors of TRH, are also stockholders, executive officers or directors of SICO or Starr. (See 'Ownership of Certain Securities').

    Certain of Starr's subsidiaries operate as insurance agencies or brokers and in such capacity produce business for TRH. Commissions paid by TRH to Starr for these services approximated $2,669,000 in 2000. From these payments, which constituted less than 1.7% of Starr's gross revenues in 2000, Starr is required to pay its operating expenses and commissions due originating brokers. The amounts are paid on terms available to unaffiliated parties and represent less than 0.15% of TRH's gross revenues in 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors consists of Messrs. Balog, Greenberg, Mackowski and Tizzio. No member of the Compensation Committee is a current officer or employee of the Company (or any of its subsidiaries) or was such an officer or employee at any time subsequent to June 1990, when the Company became a reporting company under the Exchange Act.
Mr. Greenberg is a director and Chairman and Chief Executive Officer of AIG and Mr. Tizzio is a director and Senior Vice Chairman-General Insurance of AIG.
Mr. Greenberg and Mr. Tizzio are stockholders, directors and/or executive officers of SICO and Starr. AIG owns 59.93% of the outstanding TRH Common Stock and members of the AIG Group engage in reinsurance and retrocession transactions with TRH, and provides certain administrative and advisory services to TRH, in the ordinary course of TRH's business. Approximately $209 million (11%) of gross premiums written by TRH in 2000 was attributable to reinsurance purchased by the AIG Group, for the production of which TRH paid ceding commissions to the AIG Group of approximately $38 million in such year. TRH retroceded approximately $95.1 million of gross premiums written to the AIG Group in 2000 and received ceding commissions of approximately $11.2 million for the production of such business. TRH's employees participate in benefit plans administered by AIG including a noncontributory defined benefit pension plan, an employee stock purchase plan and a voluntary savings plan (a 401(k) plan) which provides for certain matching contributions. Pursuant to service and expense agreements, the AIG Group furnishes to TRH certain office space, data processing, human resource related activities and certain other administrative services. TRH paid approximately $3.8 million to the AIG Group for these services in 2000. Pursuant to an investment management contract, AIG Global Investment Corp., an AIG subsidiary, acts as investment manager for TRH. In addition, during 2000, AIG Capital Management Corp., an AIG subsidiary, provided investment advisory and management services for substantially all TRH's assets held as cash equivalents. TRH paid an aggregate of approximately $3.9 million to AIG Global Investment Corp. and AIG Capital Management Corp. for such investment management services in 2000. TRH maintains policies of directors and officers liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. In 2000, the premiums for this coverage approximated $111,000. In August, 1998, with the increased ownership of TRH by AIG, TRH, as a subsidiary of AIG, became covered under AIG's D&O policy. Included in the amount above are premiums paid to an AIG subsidiary, National Union Insurance Company of Pittsburgh, Pa., which approximated $52,000. SICO, Starr and the Starr Foundation owned 13.62%, 2.03% and 2.71%, respectively, of AIG Common Stock at January 31, 2001. Certain of Starr's subsidiaries operate as insurance agencies or brokers and in such capacity produce business for TRH. Commissions paid by TRH to Starr for these services approximated $2,669,000 in 2000. From these payments, which constituted less than 1.7% of Starr's gross revenues in 2000, Starr is required to pay its operating expenses and commissions due originating brokers. The amounts represented less than 0.15% of TRH's gross revenues in 2000. The members of the Stock Option and Purchase Plan Committee are Messrs. Balog and Mackowski, each of whom is a 'non-employee director' within the meaning of Rule 16b-3 under the Exchange Act.

COMMITTEE REPORTS ON EXECUTIVE COMPENSATION

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee ('Committee') met on November 30, 2000. The Committee is composed solely of non-employee directors. The Committee is responsible for developing and making recommendations to the Board of Directors with respect to executive officer compensation policies and determines the cash compensation to be paid to the President and Chief Executive Officer and each of the other executive officers of the Company. The objectives of the Committee in determining the amount and type of cash compensation for each executive officer are to (i) provide a level of base compensation which would allow the Company to attract, retain and reward superior talent, and (ii) align the executive officers' interest with the success of the Company through the payment of bonuses based on the Company's performance. The Committee reviews the actions of the Stock Option and Purchase Plan Committee and addresses the mix of compensation forms (salary, bonus, stock options) to foster long-term management motivation, development and stability.

    The Company's compensation policies continue to be subjective, and no specific formulas are applied in making compensation decisions. Before making any compensation recommendations, the Committee reviewed and compared the compensation of each of the senior executive officers of the Company to data from a special cut of the 2000 Sibson Reinsurance Survey ('Sibson'). The Sibson special cut is comprised of companies in the New York area against which the Company competes for personnel. The Committee also reviewed the 1999 compensation of the highest paid executive officers of selected competitors from publicly available information, as well as financial data such as return on equity, expense ratio, combined ratio, change in reserves, and the value today of $100 invested in June 1990. The Committee believes that the Company's continued strong performance in 2000 was largely attributable to the leadership of senior management. It was agreed that it would be in the best interest of the Company and its shareholders to compensate these individuals in a manner commensurate with their contributions to the Company's success. Accordingly, based solely on a subjective review, Robert F. Orlich, the Company's President and Chief Executive Officer, was given an increase in base salary to $665,000 from $625,000 in 2000. Mr. Orlich was also given a year-end 2000 bonus. Management's recommendations with respect to the other executives of the Company were also reviewed, considered and approved, based upon a subjective review of their respective responsibilities and contributions to the Company.

    The Committee noted the fact that certain of the Company's executive officers participate in the SICO Plan. The Company does not have any ownership interest in, or right to control SICO. Accordingly, the SICO Board makes determinations about participation in the SICO Plan independently of the Company and of the Committee.

    The Compensation Committee has considered the tax deductibility of compensation to its executive officers in light of Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'). No executive officer's cash compensation in 2000 exceeded $1 million. No executive officer's cash compensation payable by the Company in 2001 is expected to exceed $1 million. The Company has structured the TRH 1990, 1995 and 2000 Stock Option Plans with the intention that the compensation resulting from such plans would be deductible in light of Section 162(m).

                               COMPENSATION COMMITTEE
           JAMES BALOG, CHAIRMAN, M.R. GREENBERG, JOHN J. MACKOWSKI,
                                THOMAS R. TIZZIO
                               NOVEMBER 30, 2000

        REPORT OF THE STOCK OPTION AND PURCHASE PLAN COMMITTEE ON EXECUTIVE
                                  COMPENSATION

    The Stock Option and Purchase Plan Committee ('Committee') met on
November 30, 2000. The Committee is composed solely of non-employee directors. The Committee is responsible for administering the TRH employee benefit plans. The Committee's philosophy is that stock options are a particularly important part of the compensation that inherently correlates long-term individual motivation and reward to Company performance. The Committee's approach is subjective. The Committee does not use specific criteria or formula to calculate the aggregate number of options granted or the grants to each individual. As part of its general discussion, the Committee considered the past and potential contribution to the Company of its executive officers, the amount of options awarded in prior years, the option grants awarded by other reinsurers as disclosed in publicly available materials as described above, the successful financial performance of the Company, the Company's long-term compensation goals and the cash compensation paid to the Company's executive officers. The Committee reviewed, considered and approved management's recommendation to grant 173,600 stock options under the TRH 2000 Stock Option Plan at an exercise price of $95.25 per share, the market price on the date of grant, which includes 30,000 options granted to the Company's President and Chief Executive Officer, Robert F. Orlich; 10,000 options granted to the Company's Executive Vice President and Chief Financial Officer, Steven S. Skalicky; 10,000 options granted to the Company's Executive Vice President/President International Operations, Paul A. Bonny; 10,000 options granted to the Company's Executive Vice President/President Latin American Division, Javier E. Vijil and 8,500 options granted to the Company's Senior Vice President and Actuary, Robert V. Mucci. Management's recommendations are based on a subjective assessment of the individuals, the nature of their responsibilities and their contribution to the Company. Included in the option grant are a total of 26,000 stock options to the following Directors: M.R. Greenberg -- 10,000 options, Edward E. Matthews -- 5,000 options, Thomas R. Tizzio -- 5,000 options, Howard I. Smith -- 3,000 options and C. Fred
Bergsten -- 3,000 options. The option grants to directors were made after reviewing and approving management's recommendations, which were based on a subjective assessment of each individual's past and prospective contribution to the Company.

                    STOCK OPTION AND PURCHASE PLAN COMMITTEE
                    JAMES BALOG, CHAIRMAN, JOHN J. MACKOWSKI
                               NOVEMBER 30, 2000

                         REPORT OF THE AUDIT COMMITTEE

    The role of the Audit Committee is to assist the Board of Directors in its oversight of TRH's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Committee are 'independent', as required by applicable listing standards of the New York Stock Exchange. The Committee operates pursuant to a Charter that was last amended and restated by the Board on March 22, 2001, a copy of which is attached to the Proxy Statement as Appendix A. As set forth in the Audit Committee's Charter, the management of TRH is responsible for the preparation, presentation and integrity of TRH's financial statements, TRH's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing TRH's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

    In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to TRH is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence.

    The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the Audit of TRH's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that TRH's auditors are in fact 'independent'.

    Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in TRH's Annual Report on Form 10-K for the year ended December 31, 2000 to be filed with the Securities and Exchange Commission.

                                AUDIT COMMITTEE
           JOHN J. MACKOWSKI, CHAIRMAN, JAMES BALOG, C. FRED BERGSTEN
                                 MARCH 22, 2001

                    II. SELECTION OF INDEPENDENT ACCOUNTANTS

    The Audit Committee and the Board of Directors have recommended the employment of PricewaterhouseCoopers LLP as independent accountants of TRH for 2001. The firm, and its predecessors, has served as TRC's independent accountants since 1977 and TRH's since 1986. Representatives of the firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

    Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of TRH's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in TRH's Quarterly Reports on Form 10-Q for that fiscal year were $438,041.

    Financial Information Systems Design and Implementation Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000 were $0.

    All Other Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to TRH, other than the services described above under 'Audit Fees' and 'Financial Information Systems Design and Implementation Fees', for the fiscal year ended December 31, 2000 were $161,306.

    Your Board of Directors recommends a vote FOR the proposal to employ PricewaterhouseCoopers LLP.

               III. STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

    All suggestions from stockholders are given careful attention. Proposals intended to be presented at the 2002 annual meeting, and included in the Proxy Statement, should be sent to the TRH Secretary at 80 Pine Street, New York, New York 10005 and must be received by December 11, 2001. In addition, under TRH's By-laws, stockholders must comply with specified procedures to nominate directors or introduce an item of business at an annual meeting. Nominations or an item of business to be introduced at an annual meeting must be submitted in writing and received by TRH generally not less than 90 days nor more than 120 days in advance of an annual meeting. To be in proper written form, a stockholder's notice must contain the specific information required by TRH's By-laws. A copy of TRH's By-laws which describes the advance notice procedures can be obtained from the TRH Secretary.

                               IV. OTHER MATTERS

    While management knows of no other issues, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

INCORPORATION BY REFERENCE

    To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by TRH under the Securities Act of 1933, as amended, or the Securities Exchange

Act of 1934, as amended, the sections of this Proxy Statement entitled 'Committee Reports on Executive Compensation;' 'Report of the Audit Committee' (to the extent permitted by the rules of the Securities and Exchange Commission); 'Performance Graph;' and the Audit Committee Charter attached as Appendix A shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

PROXY SOLICITATION

    TRH will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, personal interview, telephone and facsimile transmission by directors, their associates and approximately five officers and regular employees of TRH and its subsidiaries without receiving additional compensation. In addition to the foregoing, TRH has retained W.F. Doring & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $3,000 plus reasonable out-of-pocket expenses and disbursements of that firm. TRH will also reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

                                                                      APPENDIX A

                          TRANSATLANTIC HOLDINGS, INC.

                            AUDIT COMMITTEE CHARTER

    I. Composition of the Audit Committee: The Audit Committee shall be composed of at least three directors, each of whom shall have no relationship to Transatlantic Holdings, Inc. (the 'Company') that may interfere with the exercise of their independence from management. The Company shall otherwise satisfy the applicable listing requirements under the rules of the New York Stock Exchange, Inc., as such requirements are interpreted by the Board of Directors in its business judgment.

    II. Purposes of the Audit Committee: The purposes of the Audit Committee are to assist the Board of Directors:

   1. in its oversight of the Company's accounting and financial reporting principles and policies and internal audit controls and procedures;

    2. in its oversight of the Company's financial statements and the independent audit thereof;

    3. in selecting, evaluating and, where deemed appropriate, replacing the outside auditors (or nominating the outside auditors to be proposed for shareholder approval in any proxy statement; and

    4. in evaluating the independence of the outside auditors.

    The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure the effectiveness and efficiency of operations, the reliability of financial reporting and compliance with accounting standards and applicable laws and regulations. The internal auditing department is responsible for reviewing the adequacy and effectiveness of the system of internal controls. The outside auditors are responsible for planning and carrying out a proper audit of the Company's annual financial statements, reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures to ensure, among other things, that such financial statements are in accordance with generally accepted accounting principles. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company or its subsidiaries and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing, including in respect of auditor independence. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct 'field work' or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors) and (iii) representations made by management as to any information technology, internal audit and other non-audit services provided by the auditors to the Company or its subsidiaries.

    The outside auditors for the Company are ultimately accountable to the Board of Directors, as assisted by the Audit Committee. The Board of Directors, with the assistance of the Audit Committee, has the ultimate authority and responsibility to select the outside auditors for nomination, to nominate the outside auditors to be proposed for shareholder approval in the proxy statement, evaluate and, where appropriate, replace the outside auditors.

    The outside auditors shall submit to the Company annually a formal written statement delineating all relationships between the outside auditors and the Company and its subsidiaries ('Statement as to Independence'), addressing the non-audit services provided to the Company or its subsidiaries and the matters set forth in Independence Standards Board Standard No. 1.

    The outside auditors shall submit to the Company annually a formal written statement of the fees billed for each of the following categories of services rendered by the outside auditors: (i) the audit of the Company's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year; (ii) information technology consulting services for the most recent fiscal year, in the aggregate and by each service (and separately identifying fees for such services relating to financial information systems design and implementation); and (iii) all other services rendered by the outside auditors for the most recent fiscal year, in the aggregate and by each service.

    III. Meetings of the Audit Committee: The Audit Committee shall meet three times annually, or more frequently if circumstances dictate, to discuss with management the annual audited financial statements. In addition to such meetings of the Audit Committee as may be required to discuss the matters set forth in
Article IV, the Audit Committee should meet separately at least annually with management, the director of the internal auditing department and the outside auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or outside auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

    IV. Duties and Powers of the Audit Committee: To carry out its purposes, the Audit Committee shall have the following duties and powers:

    1. with respect to the outside auditor,

        (i) to provide advice to the Board of Directors in selecting, evaluating or replacing outside auditors;

        (ii) to review the fees charged by the outside auditors for audit and non-audit services;

        (iii) to ensure that the outside auditors prepare and deliver annually a Statement as to Independence (it being understood that the outside auditors are responsible for the accuracy and completeness of this Statement), to discuss with the outside auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Company's outside auditors and to recommend that the Board of Directors take appropriate action in response to this Statement to satisfy itself of the outside auditors' independence;

        (iv) if applicable, to consider the effect of the outside auditors' provision of (a) information technology consulting services relating to financial information systems design and implementation and (b) other non-audit services to the Company or its subsidiaries on the independence of the outside auditors; and

        (v) to instruct the outside auditors that the outside auditors are ultimately accountable to the Board of Directors and Audit Committee;

    2. with respect to the internal auditing department,

        (i) to review the appointment and replacement of the director of the internal auditing department; and

        (ii) to advise the director of the internal auditing department that he or she is expected to provide to the Audit Committee summaries of and, if requested, the significant reports to management prepared by the internal auditing department and management's responses thereto;

    3. with respect to financial reporting principles and policies and internal audit controls and procedures,

        (i) to advise management, the internal auditing department and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues;

        (ii) to consider any reports or communications (and management's and/or the internal audit department's responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in SAS 61 (as codified by AU Section 380), as may be modified or supplemented, including reports and communications related to:

            deficiencies noted during the audit in the design or operation of internal controls;

            consideration of fraud in a financial statement audit;

            detection of illegal acts;

            the outside auditor's responsibility under generally accepted auditing standards;

            significant accounting policies;

            management judgments and accounting estimates;

            adjustments arising from the audit;

            the responsibility of the outside auditor for other information in documents containing audited financial statements;

            disagreements with management;

            consultation by management with other accountants;

            major issues discussed with management prior to retention of the outside auditor;

            difficulties encountered with management in performing the audit;

            the outside auditor's judgments about the quality of the entity's accounting principles; and

            reviews of interim financial information conducted by the outside auditor;

        (iii) to meet with management, the director of the internal auditing department and/or the outside auditors:

            to discuss the scope of the annual audit;

            to discuss the audited financial statements;

            to discuss any significant matters arising from any audit or report or communication referred to in items 2(ii) or 3(ii) above, whether raised by management, the internal auditing department or the outside auditors, relating to the Company's financial statements;

            to review the form of opinion the outside auditors propose to render to the Board of Directors and shareholders;

            to discuss significant changes to the Company's auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the outside auditors, the internal auditing department or management; and

            to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks;

        (iv) to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934; and

        (v) to discuss with the Company's General Counsel any significant legal matters that may have a material effect on the financial statements, the Company's compliance policies, including material notices to or inquiries received from governmental agencies; and

    4. with respect to reporting and recommendations,

        (i) to prepare any report or other disclosures, including any recommendation of the Audit Committee, required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement;

        (ii) to review this Charter at least annually and recommend any changes to the full Board of Directors; and

        (iii) to report its activities to the full Board of Directors and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

    V. Resources and Authority of the Audit Committee: The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants.

                                   APPENDIX 1

PROXY                     TRANSATLANTIC HOLDINGS, INC.                     PROXY
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 17, 2001

        Maurice R. Greenberg and Robert F. Orlich, and each of them with full power of substitution, are hereby authorized to represent and vote all shares of common stock of Transatlantic Holdings, Inc. held of record on March 23, 2001 by the undersigned, at the Annual Meeting of Stockholders to be held on May 17, 2001 and at any adjournment thereof.

        The undersigned hereby revokes any proxy or proxies heretofore given to vote such stock, and hereby ratifies and confirms all that said attorneys and proxies, or their substitutes, may do by virtue hereof. If only one attorney and proxy shall be present and acting, then that one shall have and may exercise all of the powers of said attorneys and proxies.

        The undersigned hereby acknowledges receipt of the notice of said Annual Meeting of Stockholders, the Proxy Statement relating thereto and the Annual Report for 2000.

        The shares represented by this proxy will be voted in accordance with the specifications made herein. If no specifications are made, such shares will be voted FOR the election of directors, FOR the proposal described in item 2 and in their discretion to vote upon any other matters that may properly come before the meeting.

  MANAGEMENT URGES YOU TO SIGN AND RETURN THIS PROXY IMMEDIATELY TO ENSURE ITS
             VOTE AT THE ANNUAL MEETING TO BE HELD ON MAY 17, 2001.

        No postage is required if returned in the enclosed envelope and mailed in the United States.

                  (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                             YOUR VOTE IS IMPORTANT.
                     Please mark, sign, date and return the
                 proxy card promptly using the enclosed envelope.


                        Annual Meeting of Stockholders
                          TRANSATLANTIC HOLDINGS, INC.

                                  May 17, 2001


                 Please Detach and Mail in the Envelope Provided


      Please mark your
A [X] votes as in this
      example.

The Board of Directors Recommends     TRANSATLANTIC HOLDINGS, INC.
a Vote FOR Proposals 1 and 2.

                            Nominees:
1. Election of Directors                          2. Proposal to select
                            James Balog              PricewaterhouseCoopers LLP
  FOR ALL   WITHHOLD ALL    C. Fred Bergsten         as Independent accountants;
    [ ]         [ ]         Ikuo Egashira
                            Maurice R. Greenberg     FOR    AGAINST    ABSTAIN
FOR ALL (EXCEPT NOMINEE(S)  John J. Mackowski        [ ]      [ ]        [ ]
WRITTEN BELOW)              Edward E. Matthews
                            Robert F. Orlich         PLEASE MARK, SIGN, DATE AND
                            Howard I. Smith          RETURN THIS PROXY CARD
--------------------------  Thomas R. Tizzio         PROMPTLY USING THE ENCLOSED
                                                     ENVELOPE.



Signature(s)___________________________________________ Date:____________, 2001
IMPORTANT: Signature of stockholder should correspond exactly with the name stenciled hereon. Joint owners should both sign individually. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.